Exhibit 99.1

David F. Melcher	Exelis Inc.	703 790 6301
Chief Executive Officer	1650 Tysons Boulevard	703 790 6361 Fax
and President	Suite 1700	dave.melcher@exelisinc.com
	McLean, VA 22102	www.exelisinc.com

July 20, 2012

The Honorable John McCain

The Honorable Joseph Lieberman

The Honorable James M. Inhofe

The Honorable Saxby Chambliss

The Honorable Kelly Ayotte

The Honorable Lindsey Graham

The Honorable John Cornyn

United States Senate Committee on Armed Services

228 Senate Russell Office Building

Washington, D.C. 20510-6050

Dear Senators:

Thank you for giving Exelis the opportunity to respond to questions about the impact of sequestration as contained in your letter of June 29, 2012. We at Exelis share your collective view that “Congress and the Administration should readdress the use of sequestration as a deficit reduction tool as soon as possible.”

Here are the answers to the questions that you submitted:

Q1: What is your estimate of the total number and dollar value of contracts you currently hold with the DoD that could be terminated or restructured in the event automatic cuts were executed on January 2, 2013 in accordance with the Budget Control Act?

Exelis has over 1,000 prime and sub U.S. Department of Defense contracts. In 2011, the company had $5.84 billion in revenues. $4.022 billion or 69 percent of that total was from DoD and the intelligence community. As these contracts are funded in the O&M, R&D, and Procurement accounts, it is our understanding that they would all be subject to sequester impact under the terms of the Budget Control Act. For 2012, we are forecasting revenues to be in the $5.4 to $5.5 billion range, in part due to the current uncertainty around the defense market timing of contract awards that have been or will be canceled or delayed. Beyond 2012, any forecasts or plans remain difficult to make given the multiple scenarios possible until some semblance of clarity is reached about the federal budget.

Q2: What impact would termination or restructuring of these contracts have on your employees, partners and suppliers?

The most harmful effect of sequester is uncertainty by our government customers. That uncertainty comes from the combination of sequester and the substantial possibility of operating for several months under a Continuing Resolution (CR) because of the failure to enact defense authorizing and appropriations bills. Even with this environment, Exelis is in a slightly more

July 20, 2012

United States Senate Committee on Armed Services

favorable position than some of our competitors due to the uniqueness of our business. We are not a major platform manufacturer and we have implemented portfolio management to diversify into commercial offerings, enhanced international sales and other non-defense programs especially over the last three years. We provide mission-enabling systems like radios and IED jammers for vehicles, electronic protection systems and weapons storage systems for fighter jets, and navigation payloads for GPS. These systems are critical to the capability and performance of the platforms that they support and have been cited as DoD priorities. We believe many of them will persist even if major programs are restructured. We do not, for example, see GPS modernization and demand going away whether the technology is being used for military, civil airspace, or commercial applications.

We have also implemented restructuring over the last two to three years in anticipation of the down cycle in defense spending. We reduced the number of divisions from seven to four and we implemented carefully orchestrated personnel streamlining throughout the company that resulted in a reduction of 722 positions. This is also reflected in a reduction of General and Administrative costs of -$50 million over the last three years. Nevertheless, we are very concerned about the impact of a sequester on the small business supplier base. Thirty-two percent of our supplier base for our programs is from these small firms. We have spent approximately $885 million through 2011 and the first quarter of 2012 on the material, labor and components that more than 5,000 of these businesses provide to Exelis. These firms are where substantial reductions are likely to hit first and hardest.

Q3: Given that the Worker Adjustment and Retraining Notification (WARN) Act requires employers to provide employees sixty days notice in advance of layoffs, when do you expect to issue such notifications, given that the sequester is scheduled to take place January 2, 2013?

We implemented WARN notices as part of our restructuring efforts in 2011 where required by both state and federal requirements. Pending what we learn in the months ahead, we do not expect to issue additional notices unless we receive stop work orders from our defense customers that would trigger the requirements. Exelis had a funded backlog of nearly $3.6 billion at the end of the year. This figure is dependent on prior year government budget authority and funding obligations over the multi-year course of our existing contracts. We need to see how our government customers adapt to the combined sequester and CR impacts, in terms of whether or not they will be capable of funding future years of existing contracts. Thus, we expect to make any required adjustments much later in CY2013 once more is known about the government’s budget capacity and the procurement decisions our customers will make because of it. We do know, thanks to our active membership and participation in the Aerospace Industries Association, that an implemented sequester would likely affect over two million jobs across our nation in just the first year.

Q4: Have you experienced a slowdown in new contract awards that may be attributable to the uncertainty of funding available for those contracts due to the threat of sequestration? Please estimate the impact of that slowdown on projected business.

Contract awards have always been challenging to predict. We have seen a slowdown in new programs, particularly new technology awards. However, our revenue outlook takes into consideration the current level of enacted budget cuts (around $487 billion). We have assumed some slowdown in contract awards given a likely CR in the fourth quarter. The uncertainty for our customers—particularly in acquisition and contracting offices—is clear. As they await direction regarding authorization and funding in FY2013, the uncertainty has a chilling effect on new contract awards. We see more extensions of current contracts, but fewer awards of new contracts, even those aligned to stated Department priorities.

July 20, 2012

United States Senate Committee on Armed Services

At this stage, it is inappropriate to give any specific impacts to our business, as the implementation of a sequester situation is unknown. With that in mind, we are a business with a culture of continuous process improvement. The investments that we have made in productivity often drive sustainable cost structure improvements that translate to better value for our customers on future programs. We continue to focus on how we can vary our flexible cost structure while continuing to deliver outstanding program performance and driving customer value.

Q5: What is the impact of the impending threat of defense sequestration on your company’s strategic plan, capital and research investments, and workforce recruiting and development?

The unprecedented level of uncertainty regarding future defense and other federal spending currently facing the defense and aerospace industry complicates our strategic planning. The impending threat of sequestration when combined with budgeting under CR makes setting longer-term priorities difficult, and the ambiguity has a negative effect on industry’s ability to prioritize and decide on investments in capital, R&D and human talent.

At Exelis, we utilize scenario planning to deal with this uncertainty, and our strategic plan considers a range of potential future states of our external environment, including the defense budget. In turn, we have determined strategic responses and options for these possible outcomes and have defined a series of contingency plans and related decision points to guide the company going forward. Overall, we believe that we are agile and nimble, and that Exelis is positioned to deal as well as any company with the unpredictability, but the degree of uncertainty surrounding sequestration makes it difficult for any company to plan for the future efficiently.

The uncertainty does make for inefficiencies in the way that we allocate investments and work to create a set of differentiated capabilities to best serve our nation. For example, many of our programs and technologies require long-lead investments in R&D and capital, and the lack of clarity on future levels of demand makes decision making risky and complicated. Also, our industry faces an aging workforce and attracting new, highly skilled talent is a key priority for Exelis. The growing perception that the defense industry is contracting and that new technologies and the more interesting projects lie in other industries, create significant obstacles to attracting the best and brightest to our industry. We are also concerned that uncertainty will impact our supplier base and have a negative effect on their ability to provide Exelis with critical inputs, components and materials.

Should sequestration be enacted and cuts be applied indiscriminately, there could be a longer term effect on our nation’s defense industrial base. The unique capabilities which Exelis provides the nation in night vision, space-based optics and electronic warfare, for instance, would suffer significantly without continued investment. Reconstituting those capabilities once they are depleted would be costly and could take years to realize.

I hope that our response assists with the Committee’s efforts to reach a fuller understanding of the implications of sequestration.

Very truly yours,

/s/ David F. Melcher

David F. Melcher
CEO and President
Exelis Inc.